Exhibit 11.1
                              fine.com CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE


                                           Three Months Ended October 31,     Nine Months Ended October 31,
                                           ------------------------------     -----------------------------
                                                  1997           1996             1997             1996
                                           ---------------  --------------    --------------    -----------
Weighted average common shares
outstanding                                      2,198,477       1,055,541       1,436,732       1,055,541

Net effect of stock options exercised
  and granted, and preferred stock
  issued during the 12-month period
  prior to the Company's filing of its
  initial public offering at less than
  the offering price, calculated using
  the treasury stock method at the
  initial offering price of $6.50 per
  share, and treated as outstanding for
  all periods presented                             11,907          99,585          70,038          99,585

Net effect of dilutive stock options based
  on the treasury stock method using
  the higher of the average market price
  or the period end market price                    29,775              --          10,034              --
                                                 ---------       ---------       ---------       ---------

Shares used in computation of net
  income per share                               2,240,159       1,155,126       1,516,804       1,155,126
                                                 =========       =========       =========       =========

Net income                                          79,637           1,228         150,929           7,771
                                                 =========       =========       =========       =========

Net income per share                             $    0.04       $    0.00       $    0.10       $    0.01
                                                 =========       =========       =========       =========


                                      -15-